Exhibit 99.1

NeOnc Technologies Redeems All Outstanding Series A Convertible Preferred Stock and Eliminates Related Potential Dilution

Cash redemption simplifies the capital structure with no common shares issued in the redemption

CALABASAS, Calif., Sept. 17, 2026 – NeOnc Technologies Holdings, Inc. (Nasdaq: NTHI) (“NeOnc” or the “Company”), a multi-Phase 2 clinical-stage biopharmaceutical company developing novel therapies for central nervous system (CNS) cancers, today announced that it has redeemed for cash all 6,000 outstanding shares of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at their aggregate stated value of $6.0 million. Following the redemption, no shares of Series A Preferred Stock remain outstanding.

The redemption was funded with a portion of the net proceeds from the Company’s $15 million registered direct offering announced on September 9, 2026, consistent with the use of proceeds disclosed for that offering.

“We made a deliberate decision to redeem the Series A Preferred Stock in cash and eliminate the potential dilution these securities represented for our shareholders,” said Amir F. Heshmatpour, Executive Chairman, President and Chief Executive Officer of NeOnc. “Our recent financing enabled us to retire all outstanding Series A Preferred Stock before its discounted conversion feature became available, simplifying our capital structure without issuing common shares in the redemption. As we advance NEO100 and NEO212, disciplined management of shareholder capital remains central to our strategy. We are focused on translating clinical progress into lasting value for patients and shareholders.”

NeOnc issued the Series A Preferred Stock in June 2026 in a private placement for gross proceeds of $5.0 million. Under its terms, the Company had the right to redeem all outstanding shares for cash at stated value within four months of issuance. Had the Company elected not to redeem, the stated value would have increased by $166.67 per share, and the shares would have become convertible, at the holders’ option, into NeOnc common stock at a conversion price equal to 80% of the lowest closing price during the five trading days prior to conversion, subject to a $1.00 floor price.

About NeOnc Technologies Holdings, Inc.

NeOnc Technologies Holdings, Inc. is a clinical-stage life sciences company focused on the development and commercialization of central nervous system therapeutics that are designed to address the persistent challenges in overcoming the blood-brain barrier. The company’s NEO™ drug development platform has produced a portfolio of novel drug candidates and delivery methods with patent protections extending to 2038. These proprietary chemotherapy agents have demonstrated positive effects in laboratory tests on various types of cancers and in clinical trials treating malignant gliomas. NeOnc’s NEO100™ and NEO212™ therapeutics are in Phase II human clinical trials and are advancing under FDA Fast-Track and Investigational New Drug (IND) status. The company has exclusively licensed an extensive worldwide patent portfolio from the University of Southern California consisting of issued patents and pending applications related to NEO100, NEO212, and other products from the NeOnc patent family for multiple uses, including oncological and neurological conditions.

For more about NeOnc and its pioneering technology, visit https://neonc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the advancement of NEO100 and NEO212, the Company’s clinical development and capital management strategies, and its ability to translate clinical progress into long-term value for patients and shareholders. These statements are based on management’s current expectations and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially.

The Company undertakes no obligation to update any forward-looking statement except as required by law.

“NEO100” and “NEO212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Contacts

Company Contact:
info@neonc.com

Investor Contact:
Jon Nugent
Jon Nugent Communications
jon@jonnugent.com
205-566-3026